Exhibit 10.29

NOVASTAR FINANCIAL, INC.

2004 SUPPLEMENTAL COMPENSATION FOR INDEPENDENT DIRECTORS

The following sets forth the items of supplemental compensation to be paid to the independent directors of NovaStar Financial, Inc. with respect to service rendered in the fiscal year 2004

Supplemental Amount
Annual Retainer:	$10,000

Daily Fee Per Board and/or Committee Meeting Attended in Person or by Electronic Medium:	$500

Annual Audit Committee Chairperson Retainer:	$10,000

Annual Compensation Committee and Nominating and Corporate Governance Committee Chairperson Retainer:	$5,000